Exhibit 21.1

List of Subsidiaries

LookSmart (Barbados), Inc.

LookSmart Germany GmbH

LookSmart Holdings (Delaware), Ltd.

LookSmart International Pty Ltd.

LookSmart Japan K.K.

LookSmart Netherlands B.V.

WiseNut, Inc.